Exhibit 21.1

List of Subsidiaries of PropertyGuru Group Limited as of the date of this filing

S. No.	Subsidiary name	Jurisdiction of incorporation
1	B2 PubCo Amalgamation Sub Pte. Ltd.	Singapore